Exhibit 10.1.1

AMENDMENT TO THE ASSET PURCHASE AGREEMENT
(the “Amendment”)

     THIS AMENDMENT, is made and entered into as of April 2, 2009, by and among MabCure Inc. (f/k/a Smartec Holdings Inc.), (“Pubco”), Indigoleaf Associates Ltd. (the “Vendor”), and Dr. Amnon Gonenne (the “Executive”). (Together the “Parties”, and each individually, a “Party”).

     WHEREAS, Pubco, the Vendor and the Executive entered into an Asset Purchase Agreement dated January 10, 2008 (the “Agreement”); and

     WHEREAS, the Executive, as one of the founders of the cancer therapy and detection business of Pubco, was granted the Executive Shares as founder shares; and

     WHEREAS, the Executive is one of the key employees of Pubco, and his continued engagement with Pubco for a certain period of time is important for the growth and development of Pubco; and

     WHEREAS, the foregoing points were not clearly set forth in the Agreement; and

     WHEREAS, the Parties are interested in amending the Agreement to clarify the intent of the Parties and to correct a mistake in the description of the Executive Shares, while leaving the Agreement’s remaining terms and conditions in full force and effect.

     NOW THEREFORE, the Parties hereby agree to amend the Agreement as follows:

1. Except as specifically modified by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect and shall continue to govern the business relationship among the Parties. The effective date of this Amendment shall be the date of the Agreement. In the event of any inconsistency between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control.

2. The capitalized terms used in this Amendment shall have the meanings ascribed to them in the Agreement, unless defined otherwise herein.

3. Section 3 of the Agreement shall be deleted and replaced with the following amended Section 3:

3.	The Executive Shares

3.1

At the Closing, in consideration of the services provided by the Executive as one of the founders of the cancer detection and therapy business of Pubco, Pubco shall issue to the Executive 6,409,600 common shares in the capital of Pubco (the "Executive Shares"; the Executive Shares and the Vendor Shares collectively, the "Transaction Shares") as founders stock, which shares when issued shall be issued as fully-paid and non-assessable.

3.2	Notwithstanding the foregoing, the Executive agrees and acknowledges that 75% of the Executive Shares (i.e. 4,807,200 shares; the "Repurchase Shares") shall be subject to a Lapsing Repurchase

Right (as defined in Section 3.3 below) and such shares shall be held in escrow by the Escrow Agent (as defined below). The Repurchase Shares shall be released from the Lapsing Repurchase Right and shall be no longer subject thereto following an 18 month period from the Closing. The Repurchase Shares shall be released in three 6-month intervals (each an "Interval"), such that 1/3 of the Repurchase Shares (i.e. 1,602,400 shares) shall be released from the Lapsing Repurchase Right at the end of each Interval, provided that at each respective Interval the Executive continues to be retained by Pubco pursuant to the employment agreement (the "CEO Employment Agreement") to be entered into by Pubco and the Executive. All of the Repurchase Shares shall be released from the Lapsing Repurchase Right and no longer subject thereto upon the expiration of a continuous period of employment of 18 months from the Closing (the "Employment Term").

3.3

The Lapsing Repurchase Right shall mean Pubco’s right to repurchase the Repurchase Shares from the Executive, as described in this Section 3.3. Notwithstanding anything to the contrary in this Agreement, the parties agree that in the event that Pubco shall be prohibited, on account of any applicable law, from repurchasing the Repurchase Shares, Pubco may assign the Lapsing Repurchase Right (or designate as the party or parties entitled to exercise the Lapsing Repurchase Right) to all of the stockholders of Pubco, on a pro-rata basis, all under the same terms and conditions as set forth in this Agreement. The Lapsing Repurchase Right shall be exercisable with respect to all of the then Repurchase Shares (subject to the provisions of Section 3.4 below) if the CEO Employment Agreement is terminated before the end of the Employment Term (the “Trigger Event”). Within one hundred and twenty (120) days of the occurrence of the Trigger Event, Pubco shall exercise the Lapsing Repurchase Right unless the majority of independent Directors of Pubco determines not to exercise the Lapsing Repurchase Right. Upon exercise of the Lapsing Repurchase Right, Pubco, or its assignee or designee, shall pay the Executive an amount equal to the par value of each of the Repurchase Shares being repurchased.

3.4

Notwithstanding the foregoing, if, prior to the 18-month anniversary of the Closing: (a) Pubco terminates the services of the Executive without "cause", as defined below, or (b) in the event of a "change of control" of Pubco (defined as the amalgamation, arrangement, merger, consolidation or other combination of Pubco with another entity pursuant to which the shareholders of Pubco immediately before such amalgamation, agreement, merger, consolidation or other combination do not own securities of the successor or continuing entity which would entitle them to cast more than 50% of the votes attaching to all common shares in the capital of the successor or continuing entity immediately thereafter), then all the Repurchase Shares not yet released from the Lapsing Repurchase Right shall be released immediately from the Lapsing Repurchase Right and shall no longer be subject thereto. Furthermore, and notwithstanding the foregoing, if, prior to the 18- month anniversary of the Closing, the Executive is unable to substantially perform his duties according to the terms of the CEO Employment Agreement by reason of his death or "disability" (defined as the inability of the Executive to perform the material and substantial duties pursuant to the terms of the CEO Employment Agreement on a full-time basis for a period of four consecutive weeks during the Employment Term), then the number of Repurchase Shares that would have been released from the Lapsing Repurchase Right at the next proceeding Interval shall be released immediately from the Lapsing Repurchase Right and shall no longer be subject thereto. For purposes of this Agreement, “cause” is defined as: (i) the continued failure by the Executive to substantially perform his duties according to the terms of the CEO Employment Agreement (other than any such failure resulting from the death or disability (as defined below) of the Executive) after Pubco shall have given the Executive reasonable notice in writing of such failure and a reasonable opportunity, of not less than 30 days, to correct same, (ii) the conviction of the Executive for embezzlement, theft, fraud or other criminal offence, (iii) the breach by the Executive of a fiduciary duty owed to Pubco, or (iv) the breach by the Executive of any confidentiality or non-competition agreement of undertaking of the Executive).

4. Section 8 of the Agreement shall be amended such that (a) the opening clause of the first sentence of Section 8 shall be modified to read as follows: “To ensure compliance with the No

Sale Limitation and the Lapsing Repurchase Right under Section 3 hereof, . . . ”, and (b) the words “and vested” which appear in parentheses in the second sentence of Section 8 shall be deleted.

5. Section 11 of the Agreement shall be amended such that the phrase in parentheses in the first sentence of Section 11 shall be modified to read as follow: “(but expressly including the Repurchase Shares, even if not yet released from the Lapsing Repurchase Right).”

6. Section 21(l) of the Agreement shall be amended to read as follows: “The Executive having delivered to Pubco a "medallion guaranteed" Stock Power of Attorney in respect of the Repurchase Shares; and”.

7. This Amendment and the Agreement constitute the entire agreement among the Parties with respect to the subject matter herein and therein, and supersede all prior agreements and understandings among the Parties with respect to the subject mater hereof or thereof.

     IN WITNESS HEREOF, the Parties have executed this Amendment.

MabCure Inc.	Indigoleaf Associates Ltd.

/s/ Itshak Zivan	/s/ Dr. Elisha Orr
Name: Itshak Zivan	Name: Dr. Elisha Orr
Title: Director	Title: Director
Date: March 18, 2009	Date: April 2, 2009

Dr. Amnon Gonenne

/s/ Dr. Amnon Gonenne
Date: April 1, 2009